ARBINET ANNOUNCES RESULTS OF 2008 ANNUAL MEETING AND
BOARD APPOINTMENTS

Arbinet President and CEO, William M. Freeman, Appointed Chairman, and
Shawn F. O’Donnell Appointed Independent Lead Director

New Brunswick, NJ, June 19, 2008 - Arbinet-thexchange, Inc. (NasdaqGM: ARBX), a leading provider of innovative voice and IP solutions for buying and selling telecommunications capacity, announced that stockholders elected William M. Freeman and John B. Penney to the Company’s Board of Directors at the 2008 Annual Meeting of Stockholders, which was held today.

Arbinet also announced that the Board of Directors appointed Mr. Freeman, Arbinet’s current President and Chief Executive Officer, to the additional role of Chairman of the Board. Mr. Freeman succeeds Robert C. Atkinson who, as previously announced, is retiring as a director and as Chairman.

In addition, the Board appointed current independent director, Shawn F. O’Donnell, as Lead Director. In this newly created position, Mr. O’Donnell’s responsibilities will include acting as a liaison with independent directors, working with Mr. Freeman in setting the Board agenda, and presiding at meetings when the Chairman is not present.

“Since joining Arbinet as the Company’s President and CEO, Bill and his team have made important progress in honing our strategies, expanding our member base and laying a stronger foundation for growth,” said Mr. O’Donnell. “We are delighted that Arbinet will continue benefiting from Bill’s leadership as he assumes expanded responsibilities as Arbinet’s Chairman.”

“On behalf of the Board, I want to thank Arbinet’s stockholders for their support and extend our appreciation to Bob for his years of service to Arbinet as well as to Shawn for accepting his new role,” said Mr. Freeman. “Arbinet’s unique solutions, intelligent platform and routing expertise provide exciting opportunities to drive enhanced value for our stockholders and even better service for our members. I look forward to continue working with my fellow directors and management team to fully capitalize on these strengths.”

Mr. Freeman has served as President, Chief Executive Officer and a director of Arbinet since November 2007. Prior to joining Arbinet, he served as Chief Executive Officer and a director of Leap Wireless International, Inc. from 2004 to 2005 and as President of the Public Communications Group of Verizon Communications Inc. from 2000 to 2004. Mr. Freeman began his executive career at one of Verizon’s predecessor companies, Bell Atlantic Corporation, where he served in a number of senior leadership positions, including President and Chief Executive Officer of Bell Atlantic-New Jersey and President and Chief Executive Officer of Bell Atlantic-Washington, D.C.

Mr. Freeman is a director of CIT Group Inc., a director and Chairman of Terrestar Corp. (previously Motient Corp.), and a director of Value Added Holdings, Inc., a privately held communications company. He is a founder and co-owner of Synthesis Security LLC and also serves on the Board of Trustees of Drew University. Mr. Freeman received a B.A. in Economics from Drew University and an M.B.A. from Rutgers University.

Mr. O’Donnell has served as a director of Arbinet since July 2007. He is currently a Senior Director at the consulting firm CXO, which specializes in management and operational consulting. From 2003 through 2006, Mr. O’Donnell was a member of Capital and Technology Advisors, a consulting firm specializing in the telecommunications and technology sectors, serving as Chief Operating Officer from 2005 through 2006. Previously, Mr. O’Donnell was Executive Vice President of Network Services and Systems at PathNet Telecommunications, Inc., from 1999 to 2001. Prior to that, Mr. O’Donnell held several positions at MCI Telecommunications Corporation, including Director of Transmission and Facility Standards and Engineering.

Mr. O’Donnell is currently a member of the board of directors of Shared Technologies. He previously served on the boards of directors of Terrestar Networks, Inc. and Mobile Satellite Ventures, LP. Mr. O’Donnell received a B.S. degree in Electrical Engineering from Pennsylvania State University and a Masters in Electrical Engineering from Virginia Polytechnic University.

About Arbinet
Arbinet is a leading provider of innovative voice and IP solutions empowering communications companies to create the most efficient and valuable global interconnections. Arbinet offers the greatest flexibility in global scale, platform intelligence, and managed solutions to achieve commercial efficiency and interconnection simplicity.

Arbinet manages business relationships, back office operations and call routing for Members who route through Arbinet approximately 2% of the world’s international voice traffic to over 1,300 destinations worldwide. These Members include fixed line, mobile, wholesale and VoIP carriers as well as calling card, ISPs and content providers around the world who buy and sell voice and IP telecommunications capacity and content. For more information about Arbinet’s solutions, visit www.arbinet.com

Forward-Looking Statements
This press release contains forward-looking statements regarding anticipated future revenues, growth, capital expenditures, management’s future expansion plans, expected product and service developments or enhancements, and future operating results. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: “believes,” “expects,” “may,” “will,” “should” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Various important risks and uncertainties may cause Arbinet’s actual results to differ materially from the results indicated by these forward-looking statements, including, without limitation: the ability of Arbinet to effectively divest Broad Street Digital Limited; members (in particular, significant trading members) not trading on our exchange or utilizing our new and additional services (including DirectAxcess(SM), PrivateExchange(SM), AssuredAxcess(SM) and PeeringSolutions(SM)); continued volatility in the volume and mix of trading activity; our uncertain and long member enrollment cycle; the failure to manage our credit risk; failure to manage our growth; pricing pressure; investment in our management team and investments in our personnel; regulatory uncertainty; system failures, human error and security breaches that could cause Arbinet to lose members and expose it to liability; and Arbinet’s ability to obtain and enforce patent protection for our methods and technologies. For a further list and description of the risks and uncertainties the Company faces, please refer to Part I, Item 1A of the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 17, 2008, and other filings that have been filed with the Securities and Exchange Commission. Arbinet assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise and such statements are current only as of the date they are made.

Contacts:

Jack Wynne, CFO
Arbinet-thexchange, Inc.
732-509-9230

Andrea Priest / Andi Salas
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449